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                                                                    EXHIBIT 99.1

Contacts:

Victor Viegas/Bridget McQueen
Immersion Corporation
(408) 467-1900
Invest@immersion.com

             MICROSOFT LICENSES IMMERSION'S HAPTIC PATENT PORTFOLIO

AGREEMENTS SETTLE LEGAL DIFFERENCES; PROVIDE MICROSOFT BROAD LICENSING RIGHTS TO SENSE OF TOUCH PATENTS ON MULTIPLE PLATFORMS

San Jose, California (July 28, 2003) - Immersion Corp. (NASDAQ: IMMR) today announced a series of agreements with Microsoft Corporation (NASDAQ: MSFT), that grant Microsoft licensing rights for Immersion's patent portfolio, which is primarily directed to haptic technologies (the sense of touch). The agreements consist of a $26 million payment from Microsoft for licensing rights and an equity investment, as well as a $9 million convertible debenture from Immersion with 48 months draw down rights.

In addition to the licensing rights and equity, the agreements resolve ongoing litigation between the two companies based on Immersion's lawsuit against Microsoft filed in February 2002. Immersion's lawsuit against Sony Computer Entertainment of America, Inc. and Sony Computer Entertainment Inc. on similar grounds of patent infringement, is still pending.

Under the license, Microsoft may use Immersion's patented haptic technologies in its operating systems, hand held devices, computing platforms and other current and future products and services.

"As human interaction with digital technologies becomes more complex, the sense of touch becomes an even more important element in a broad range of products," said Barry Spector, Director of Business Development. "Microsoft recognizes the importance of haptic technology to consumers, the value of Immersion's patent portfolio in this space, as well as Immersion's role as a leading supplier of haptics."

"Immersion is delighted with today's agreements. Microsoft is the world's leader in software, services and Internet technologies. They are an ideal partner to help demonstrate the value and benefits of haptic technologies to consumer markets such as personal computers, games, and handheld devices," said Victor Viegas, President and CEO of Immersion.

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ABOUT IMMERSION (WWW.IMMERSION.COM)

Founded in 1993, Immersion Corp. is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safer or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 195 issued patents worldwide.

Statements made in this media alert other than statements of historical fact are forward-looking statements, including those that reflect management's current forecast of certain aspects of Immersion's future. Forward-looking statements made in this press release are based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding Immersion s strategic development and position within the haptic economy. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's touch-enabled technology products or a delay in or failure to achieve the acceptance of touch sense feedback as a critical user experience.

Risks and uncertainties related to Immersion's business in addition to those described above are further outlined in Immersion's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this medial alert.

Immersion is a trademark of Immersion Corporation. All other trademarks are the property of their respective owners.